FOR IMMEDIATE RELEASE

Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 katie.brazel@fleishman.com

ALIMERA SCIENCES’ ILUVIEN® RECEIVES FDA PRIORITY REVIEW FOR THE TREATMENT OF DIABETIC MACULAR
EDEMA

ATLANTA, August 30, 2010 — Alimera Sciences, Inc., (NASDAQ: ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, announced today that the Company’s New Drug Application (NDA) for Iluvien® (fluocinolone acetonide intravitreal insert) has been accepted for filing and granted Priority Review status by the U. S. Food and Drug Administration (FDA). Iluvien is Alimera’s investigational, sustained drug delivery system that releases sub-microgram levels of fluocinolone acetonide for the treatment of diabetic macular edema (DME).

FDA Priority Review status is granted to therapies that offer major advances in treatment or provide a treatment where no adequate therapy exists. This status accelerates the standard review time from 10 months to six months. With priority review, Alimera could receive a response from the FDA in the fourth quarter regarding its NDA for Iluvien, which was submitted at the end of June 2010.

“Receiving Priority Review status from the FDA marks another important milestone in our efforts to provide an approved therapeutic option to DME patients,” said Dan Myers, president and CEO of Alimera Sciences. “If approved, we believe that Iluvien will be the first pharmaceutical in the U.S. indicated to treat this disease, and the first long-term treatment with the potential to be therapeutically effective for up to 36 months.”

Alimera is currently conducting two Phase 3 pivotal clinical trials (collectively known as the FAME Study) for Iluvien involving 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of Iluvien with two doses, a high and low dose, for the treatment of DME. The primary efficacy endpoint for the FAME Study is the difference in the percentage of patients whose best corrected visual acuity improved by 15 or more letters from baseline on the ETDRS eye chart at month 24 between the treatment and control groups. The study will conclude later this year with the final patient visits at the three-year data point.

Following its NDA submission to the FDA, Alimera submitted a Marketing Authorization Application to the Medicines and Healthcare products Regulatory Agency in the United Kingdom. Applications have also been submitted to regulatory agencies in Austria, France, Germany, Italy, Portugal and Spain. The company expects to file in Canada in September. Based upon the analysis of the FAME Study, all filings include the 24-month low dose data only.

About DME

DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, the condition is called DME. The onset of DME is painless and may go undetected by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. The Wisconsin Epidemiologic Study of Diabetic Retinopathy found that over a 10-year period approximately 19 percent of people with diabetes studied were diagnosed with DME. As the population of people with diabetes increases, Alimera expects the annual incidence of diagnosed DME to increase, as well.

About Iluvien

Iluvien is an investigative, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each Iluvien insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide. Iluvien is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, Iluvien, is an intravitreal insert containing fluocinolone acetonide, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. Iluvien is in development for the treatment of DME, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “likely,” “will,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

###